Exhibit 2.1

Certain information has been deleted from this Exhibit and filed separately with the Securities and Exchange Commission pursuant to a request for confidential information under Rule 24b-2.

                                   ASSIGNMENT

         This Assignment is made as of October 22, 2002 by and among xxxxxxxxxxx (the "Assignor") and PentaPure, Incorporated, a Minnesota corporation (the "Assignee").

         The Assignor agrees with the Assignee as follows:

         1. Assignment. Subject to the reservations in Section 2 below, the Assignor hereby sells and assigns to the Assignee all of his right, title and interest, including the right to sue third parties for past infringement and to collect for all past, present and future damages throughout the world, in the proprietary know how which is described on the attached Exhibit A (the "Assigned Technology"), including without limitation: (a) all rights in the U.S. Patent Application serial no. xxxxxxxx filed xxxxxxxx, 2002 titled xxxxxxxxxxxxxxxxxxxxxx (the "Assigned Patent Application") that is included as a part of Exhibit A, and in any and all Letters Patent(s) therefor; and (b) in any and all reissues, extensions, renewals and reexaminations of the Assigned Patent Application or Letters Patent that issues there from, to the full extent of the term or terms for which Letters Patent(s) issue.

         2. Reservation of Rights by Assignor. The Assigned Technology does not include, and the Assignor specifically reserves the right to pursue, (a) any and all inventions by Assignor which are not included in the Assigned Technology,
(b) any and all inventions by Assignor which are disclosed in the Assigned Patent Application but not claimed in the Assigned Patent Application as filed or amended and which are not part of the Assigned Technology, and (c) any and all inventions or uses outside of the field of water filtration or water purification.

         3. Restrictions on Use of Assigned Technology.

         (a) Assignee shall have no rights to use the Assigned Technology outside of the field of water filtration and/or water purification.

         (b) During the period from the date of this Assignment until the xxxxxxx anniversary of that date (such xxxxxx year period being referred to herein as the "Exclusivity Period"), Assignee shall not and shall not permit others on Assignee's behalf to manufacture products using the Assigned Technology outside the United States, Canada or Mexico.

         (c) During the Exclusivity Period, Assignee shall not use third-party manufacturers to manufacture products using the Assigned Technology.

         (d) During the Exclusivity Period (as defined above), Assignee shall not make, use or sell the following water filtration products using or incorporating the Assigned Technology xxxxxxxxxx:

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                  (i) xxxxxxxxxxxxxxxxxxxxxxxx;

                  (ii) xxxxxxxxxxxxxxxxxxxxxxx;

                  (iii) xxxxxxxxxxxxxxxxxxxxxx;

                  (iv) xxxxxxxxxxxxxxxxxxxxxx;

                  (v) xxxxxxxxxxxxxxxxxxxxxx;

                  (vi) xxxxxxxxxxxxxxxxxxxxx.

         (e) During the Exclusivity Period, except for xxxxxxxxxxx that are specifically intended as xxxxxxxxxxxxxxxxxxx for Assignee's refrigerator filtering systems, Assignee's reverse osmosis systems, or other systems which are permitted under the terms of this Assignment, Assignee will not engage (except in xxxxxxxxxxxx) in the business of selling unfinished xxxxxxxxxxxxxxx incorporating the Assigned Technology for further rework.

         4. Consideration. In consideration of the Assignor entering into this Assignment, the Assignee shall pay Assignor the amount referred to in Exhibit B upon the execution of this Assignment.

         5. Ancillary Documents to be Delivered. At the time this Assignment is executed: (a) the Assignor shall execute and deliver to Assignee the short form assignments for recording with the U.S. Patent and Trademark Office ("PTO") which are attached hereto as Exhibits C1 and C2; (b) the Assignee shall deliver to the Assignor the initial payment referred to on Exhibit B; (c) Assignor shall deliver to Assignee a letter in the form attached as Exhibit D confirming the absence of other claims to the Assigned Technology; and (d) xxxxxxxx Bank shall have executed and delivered letter in the form attached as Exhibit E releasing any security interest or other right in the Assigned Technology.

         6. Prosecution of Assigned Patent Application. The Assignor shall retain the right, at Assignor's cost and expense, to prosecute the claims of the Assigned Patent Application. Assignor shall consult with Assignee and provide Assignee's patent counsel the right to comment concerning any proposed amendment to the Assigned Patent Application or proposed response to the PTO. The claims made in the Assigned Patent Application as filed will not be changed by the Assignor without the consent of Assignee's patent counsel, which will not be unreasonably withheld or delayed, particularly where the change is required by the PTO as a condition of allowing a patent to issue on the Assigned Patent Application. Assignee acknowledges that in no event may any claim in the Assigned Patent Application be written in such a manner so as to nullify the claims set forth in the Licensed Patent Application referred to in the License Agreement of even date hereof among the Assignor, xxxxxxxxxxxx and the Assignee (the "License Agreement"). The Assignor agrees to timely provide the Assignee with a copy of any and all communications to or from the PTO regarding the prosecution of the Assigned Patent Application. Subject to the terms as set forth above, the undersigned inventors agree to execute all papers necessary in


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connection with the Assigned Patent Application as the Assignee may deem necessary or expedient. The Assignor agrees to execute all papers necessary in connection with any interference or patent enforcement action (judicial or otherwise) related to the application or any reissue or reexamination application(s) thereof and to cooperate with the Assignee in every way possible in obtaining evidence and going forward with such interference or patent enforcement action. The Assigned Patent Application may not be abandoned without Assignor's prior written consent, which may be withheld in Assignor's sole discretion.

         7. Representations and Warranties. (a) The Assignor represents and warrants to Assignee that: (i) Assignor is the exclusive owner of the Assigned Technology; (ii) all rights of the Assignor or any other inventor or developer of the Assigned Technology are hereby being assigned to Assignee; (iii) the Assigned Technology is secret and has not been revealed to anyone other than the Assignor and xxxxxxxxxxxxx, corporate or personal attorneys and persons who have signed confidentiality agreements not to disclose the information, and to the PTO in the Assigned Patent Application and in the Licensed Patent Application referred to in the License Agreement; (iv) the only patent applications which have been filed by or on behalf of the Assignor prior to the date of this Assignment with respect to the Assigned Technology are the Assigned Patent Application and the Licensed Patent Application and a request for non-publication of has been made to the PTO as to both the Assigned Patent Application and the Licensed Patent Application; (v) to the best of Assignor's knowledge as of the date of this Assignment, the Assigned Technology does not infringe the proprietary rights of any other party; (vi) there are no suits, claims, demands or any form of litigation asserted or threatened with respect to the Assigned Technology or its ownership; (vii) Assignor has not previously sold, licensed, transferred or encumbered the Licensed Technology or any rights therein in any manner; (viii) the Assignor is entitled to enter into this Assignment without obtaining the consent of any third party; and (ix) this Assignment is a valid and binding obligation of the Assignor that is enforceable by Assignee in accordance with its terms.

         (b) Assignee represents and warrants to Assignor that: (i) this Agreement is a valid and binding obligation of Assignee that is enforceable by Assignor in accordance with its terms; and (ii) the party executing this Assignment on behalf of Assignee has full power and authority to execute and deliver this Assignment and such execution and delivery has been duly authorized by Assignee.

         8. Exclusivity; Grantback License. (a) Assignee hereby grants to Assignor, his successors and assigns, a non-exclusive, worldwide, perpetual, irrevocable royalty-free and fully paid-up license to use the Assigned Technology with rights to make, use and sell products incorporating or covered by the Assigned Technology and to grant licenses or sublicenses to others to do the same. Assignor's grantback license from the Assignee to the Assigned Technology shall be exclusive, even as to Assignee, in all fields outside the field of water filtration and/or water purification and non-exclusive in the field of water filtration and/or water purification.

         (b) The Assignor agrees that during the Exclusivity Period, Assignor will not, and will not permit others, to use the Assigned Technology or grant to any party any license or other right to use the Assigned Technology for xxxxxxxxxxxxxxxxxxxx; provided, however, that notwithstanding the foregoing restrictions, Assignor's and its permitted successors and assigns hereunder shall at all times have the right to make and sell to anyone:


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                  (i) xxxxxxxxxxxxxxxxxxxxxxx;

                  (ii) xxxxxxxxxxxxxxxxxxxxxx;

                  (iii) xxxxxxxxxxxxxxxxxxxxx;

xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx.

         9. Transfer of the Assigned Technology. Assignor shall promptly deliver to Assignee all information and copies of all documents of Assignor which would be helpful to Assignee in manufacturing products utilizing the Assigned Technology. Without limiting the generality of the forgoing, beginning immediately upon execution of this Assignment and payment of the payment provided in Exhibit B, Assignor shall:

         (a) within 60 days after the execution of this Assignment, (i) complete delivery to Assignee of all information and expertise known by the Assignor related to manufacturing products using the Assigned Technology, including access to any proprietary materials and whatever knowledge Assignor possess related to the development of xxxxxxxxxxxxxxxx material, and (ii) xxxxxxxxxxxxxxxxxxxx; and

         (b) within 120 days after the execution of this Assignment, complete delivery to Assignee of Assignor's list of plant equipment and manufacturer's specifications, process equipment design, process control specifications which are useful for the design and construction by Assignee of a manufacturing facility at a site chosen by Assignee.

Without limiting the generality of the foregoing, Assignee shall have unrestricted access to Assignor's suppliers of proprietary and nonproprietary materials and components used with the Assigned Technology.

         10. Consulting Services. Assignor agrees to provide the following services when and as requested by Assignee for a period of 12 months after the date of this Assignment:

         (a) consultation and assistance concerning the nature, function, manufacturing processes, materials and components related to the Assigned Technology; and

         (b) consultation and assistance in the design, layout and start-up of a new plant to be owned and operated by Assignee which utilizes the Assigned Technology, including visits to the new plant for up to three working days per month with reasonable advance notice.

No additional consideration shall be paid by Assignee for these services. Assignee shall pay all expenses of its own personnel and shall reimburse Assignor for any travel, lodging and meal expense incurred by Assignor or by his employees when traveling outside the xxxxxxxxxx area for purposes of consulting with Assignee. In the event that Assignee achieves production utilizing the


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Assigned Technology at its plant referred to in paragraph (b) above for
xxxxxxxxxxxxxxxxxx, it shall be treated as a rebuttable presumption of Assignor's compliance with its technology transfer and training obligations under Section 9 (a), (b) and (c) of this Agreement.

         11. Confidential Information. (a) "Confidential Information" includes:
(a) any and all information disclosed by one party to the other, in whatever format, that is either identified as or would reasonably be understood to be confidential and/or proprietary; (b) any notes, extracts, analyses or materials prepared by the receiving party which are copies of or derivative works of Confidential Information or from which the substance of the Confidential Information can be inferred or otherwise understood; and (c) the terms and conditions of this Agreement. "Confidential Information" does not include information that the receiving party can clearly establish: (x) is or becomes known to the receiving party from a third party without an obligation to maintain its confidentiality; (y) is or becomes generally known to the public through no act or omission of the receiving party; or (z) is independently developed by the receiving party without the use of Confidential Information.

         (b) The receiving party will not disclose Confidential Information to any third party except as permitted by this Assignment and will protect and treat all Confidential Information with the same degree of care as it uses to protect its own confidential information of like importance, but in no event with less than reasonable care. The receiving party will only disclose Confidential Information to its employees, investors, attorneys, accountants and/or persons having a need to know for the purposes of this Agreement and who have signed confidentiality agreements. The receiving party will notify and inform such employees and/or authorized subcontractors of the limitations, duties and obligations regarding use, access to and nondisclosure of Confidential Information imposed by this Agreement. The receiving party will obtain its employees' and authorized subcontractors' written agreements to comply with such limitations, duties and obligations. In the event that the receiving party is required to disclose Confidential Information pursuant to law, the receiving party will notify the disclosing party of the required disclosure with sufficient time for the disclosing party to seek relief, will cooperate with the disclosing party in taking appropriate protective measures and will make such disclosure in a fashion that maximizes protection of the Confidential Information from further disclosure.

         12. Indemnity. Except to the extent that Assignee has recovered such expense from insurance, Assignor shall indemnify Assignee as to any out of pocket expense incurred by Assignee in (a) the defense of any suit or demand against Assignee alleging that the its manufacture, use, offering for sale or sale of goods based on or utilizing the Assigned Technology infringes the patent or other proprietary rights of another party or parties, (b) settling any claim of the type referred to in clause (a) above, or (c) paying any damages assessed or judgment rendered against Assignee based on a determination that its manufacture, use, offering for sale or sale of goods based on or utilizing the Assigned Technology infringes the patent or proprietary rights of another party or parties. Assignor shall be entitled to assume, by means of legal counsel reasonably acceptable to Assignee, the defense of any claim as to which Assignor is obligated to provide indemnity under this paragraph. Assignor shall control the settlement (up to the limit of Assignor's liability provided below) of any such claim as to which Assignor has assumed the defense, provided that no proposed settlement shall impose any obligation on Assignee or limit Assignee's


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activities without its prior consent. If Assignor elects not to assume the defense of such claims, the parties shall consult and reasonably cooperate with each other in Assignee's conduct of the defense. Assignee will promptly notify Assignor of any suit or claim brought against Assignee of which Assignee becomes aware. The liability of Assignor to the Assignee under this Section 12 (or for any breach of warranty of noninfringement) shall not exceed $xxxxxxxx. No claim for indemnification made under or pursuant to this Section 12 shall be initially asserted more than five years after the date of this Assignment.

         13. Default; Cure. If Assignor, on the one hand, or the Assignee, on the other hand, fails to perform his or its obligations hereunder and fails to cure the same within thirty (30) days of being notified by the Assignee or Assignor, respectively, of said failure of performance or, if cure is not possible within such 30 day period, fail to commence and diligently pursue cure of such failure of performance, the notifying party shall be entitled to damages or an order for specific performance or both.

         14. Improvements. Each party shall own and have no duty to disclose to the other any enhancements to or improvements of the Assigned Technology that are developed by said party. Each party shall be entitled to apply for U.S. and foreign patents as to any such enhancements or improvements which are developed by said party and which meet the normal requirements of novelty and utility for issuance of a new patent, and any such patents which may be issued shall be the property of the party who so applies. Any patent application by either party shall, to the full extent required by law, disclose as prior art any patent which has been issued to Assignee covering Assigned Technology. Notwithstanding the other provisions of this Section 15, Assignee shall not disclose in any patent application filed by or on behalf of Assignee any Assigned Technology obtained under this Assignment which has not entered the public domain.

         15. Notice. Any notice permitted or required under this Assignment shall be addressed as follows: (a) If to Assignor, to: xxxxxxxxxx; (b) if to Assignee, to: PentaPure, Inc., Attention: President, 1000 Apollo Road, Eagan, Minnesota 55121; or (c) as to either party, to such other address as the party may specify in a written notice to the other.

         16. Successors and Assigns. (a) During the Exclusivity Period, Assignee shall not assign its rights under this Assignment (including, without limitation, its rights to the Assigned Patent Application and the Assigned Technology) without the written consent of Assignor, except that no such consent shall be required (i) as to an assignment to WTC Industries, Inc., Assignee's parent, (ii) as to an assignment to the acquiror in connection with the sale of all or substantially all of Assignee or WTC Industries, Inc.'s business by merger, sale of stock, sale of assets or otherwise, or (iii) for a sublicense granted after the Exclusivity Period to a third party manufacturer as provided in Section 3(c), or (iv) for the subsequent assignment by a permitted assignee under (i), (ii) or (iii) above to a new entity which meets the requirements of
(i), (ii) or (iii) above. In each case during the Exclusivity Period, the permitted assignee, successor, acquirer or surviving party shall execute an acknowledgement to Assignor in the form attached as Exhibit F of being bound by the terms of this Agreement. Following the Exclusivity Period, Assignee may freely assign its rights under this Agreement without the consent of Assignor or acknowledgment by the assignee, successor, acquirer or surviving partner.


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         (b) During the Exclusivity Period, Assignor shall not assign his rights under this Assignment without the written consent of Assignee, except that no such consent shall be required as to an assignment (i) to xxxxxxx, (ii) to the acquiror in connection with the sale of all or substantially all of xxxxxxx' business by merger, sale of stock, sale of assets or otherwise, (iii) or to a subsequent assignee, successor, acquirer or surviving party of an entity which was a permitted entity under clauses (i) or (ii) above or this clause (iii).

         (c) Following the Exclusivity Period, Assignee may freely assign its rights under this Agreement without the consent of Assignor or acknowledgment by the assignee, successor, acquirer or surviving partner, provided, however, that no such assignee, successor, acquirer or surviving party shall be permitted to assign or license the Assigned Technology to any other party to design, develop, make or manufacture xxxxxxxxxxxxx for refrigerator applications.

         (d) Subject to the foregoing, this Assignment shall be binding upon and inure to the benefit of the parties and their respective assignees, successors, acquirers or assigns.

         (e) Nothing in this Section 16 shall limit the right of Assignor to assign is xxxxxxxxx.

         17. Entire Agreement; Amendment. This Assignment contains the entire agreement of the parties concerning the subject matter. No provision of this Assignment may be amended, supplement or waived other than by a writing on behalf of the Assignor and Assignee. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute but one agreement binding on the parties.

         18. Independent Contractors. The parties hereto are independent contractors with respect to each other and neither has the right or authority to incur obligations of any kind in the name or for the amount of the other, nor to commit or bind the other by contract.

         19. Severability. Should any part or provision of this Assignment be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions of this Assignment shall not be affected by such holding.

         20. Governing Law. This Assignment is made in and shall be construed in accordance with the laws of the State of xxxxxxx.

         21. Arbitration. Any and all disputes concerning the interpretation, application, breach or claimed breach of this Assignment shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association in a proceeding conducted before a single arbitrator in xxxxxxxxxxx. The arbitrator shall award to any prevailing party in the arbitration proceeding
(a) interest on any damages awarded to the prevailing party, computed at the prime rate prevailing at the time of the award, from the date the arbitration proceeding was commenced, and (b) the reasonable attorneys incurred by the prevailing party in bringing and conducting the arbitration proceeding. Judgment may be entered on the arbitrator's award in any court having jurisdiction.


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         IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the day and year set forth above.

ASSIGNOR:                                  PENTAPURE INCORPORATED


/s/ xxxxxxxxxxx                            By:     /s/ James Carbonari
----------------------------------             ---------------------------------
         xxxxxxxxxxx                               James Carbonari, President


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                             Exhibits to Exhibit 2.1

A        Assigned Technology
B        Consideration
C1&2     Assignment of Patent Application
D        Confirmation of no claim
E        Release of certain collateral
F        Form of acknowledgement by assignee


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